EXHIBIT 10.21

Amendment No.1

To

Amended and Restated

Brokerage Business

Quota Share Reinsurance Agreement

This is Amendment Number 1 (this “Amendment”), dated as of the date set forth below to the Amended and Restated Brokerage Business Quota Share Reinsurance Agreement (“Agreement”), dated August 30, 2006, by and among Tower Insurance Company of New York and Tower National Insurance Company (collectively the “Company”) and CastlePoint Reinsurance Company, Ltd. (“Reinsurer”), effective as of April 1, 2006.

RECITALS

A.                                   The parties entered into the Agreement effective as of April 1, 2006, whereby the Reinsurer agreed to reinsure Brokerage Business written by the Company subject to the terms and conditions as set forth in the Agreement.

B.                                     The parties now desire to further amend the Agreement in accordance with paragraph B of Article XXIV of the Agreement.

Now therefore, in consideration of the foregoing, of the mutual covenants and undertakings as set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       Amendment

A.            Effective April 1, 2006, Article V, Exclusions, paragraph K is revised to read as follows:

“Pollution loss or liability excluded by the provisions of the applicable ISO Pollution Exclusionary language drafted by the Company in use at the time the policy involved is written or renewed and where available per filed rule and not precluded by regulatory constraint.  Further, the Reinsurers agree that this exclusion shall not apply in any case where the Company has included such language in an original policy and/or as an endorsement to an original policy but has sustained a loss as a result of such exclusionary language being declared invalid or inapplicable by a court of law.”

B.            Effective July 1, 2006, Article VI, Reinsurance Coverage, paragraph A is revised to read as follows:

“Upon the contribution of capital to Reinsurer by its parent in the amount of at least $156 million, the Company shall automatically and obligatorily cede to the Reinsurer, and the Reinsurer shall be obligated to accept as assumed reinsurance, a 40% quota share portion of the Net Liabilities with respect to such Policies, subject to adjustment as set forth below.  The Company may, in its sole discretion, change the quota share participation of the Reinsurer, from time to time, as of any six month anniversary date of the effective date of this Agreement upon not less than thirty (30) days prior written notice to the Reinsurer, unless such notice is waived by the Reinsurer, and provided, however, that the Company and the Reinsurer may agree to change the Reinsurer’s quota share participation as of any calendar quarter, with all such changes being affixed to the Agreement; provided further, however, that the quota share participation of the Reinsurer shall at all times during the term of this Agreement be a minimum of 25% and a maximum of 45%, and provided further that the quota share participation of the Reinsurer does not exceed $150 million for the 12 month period ended March 31, 2007, with such maximum amount subject to a 25% growth factor per year thereafter. If the Reinsurer’s quota share participation maximum of $150 million (subject to the growth factor) is attained in any twelve month period ended March 31, then the quota share participation percentage, which shall apply to all premiums and losses on a pro-rated basis for such period, shall be decreased for that 12 month period even if such participation is below 25%. Each such change shall apply to Policies issued or renewed after the effective date of such change. Notwithstanding the foregoing, if the Company writes business of the type that it has historically not written or writes more than 25% of its gross written premiums outside the state of New York in any 12 month period ending on the anniversary date of this Agreement, then the Reinsurer has the right to refuse to reinsure such business that the Company has not historically written and such excess business written outside the State of New York. Furthermore, for the period beginning April 1, 2007, to the extent that the total amount ceded to the Reinsurer and pooled with CastlePoint Insurance Company (“CPIC”) exceeds 43.75% of Company’s Brokerage Business Premiums, the amount of property catastrophe premiums ceded that will be paid by the Reinsurer shall be 30% or the total amount, whichever is lesser, of property catastrophe premiums ceded by the brokerage business pool less the amount paid by CPIC under the Brokerage Business Pooling Agreement, and, for the period beginning April 1, 2007, to the extent that the total amount ceded to the Reinsurer and pooled with CPIC exceeds 43.75% of the Company’s Brokerage Business premiums,  the amount of property catastrophe losses incurred that will be paid by the Reinsurer shall be 30% or the total amount, whichever is lesser, of property catastrophe losses actually incurred within the property catastrophe deductible for the brokerage business pool less the amount paid by CPIC under the Brokerage Business Pooling Agreement,

The quota share participation of the Reinsurer effective July 1, 2006 shall apply to new and renewal business written by the Company after July 1, 2006.”

C.                                     Effective January 1, 2007, Tower National Insurance Company shall be neither a party nor a company within the definition of Company and shall not cede any premiums or losses directly to the Reinsurer.

D                                       The first sentence of Article III, paragraph A, shall read “This Agreement is effective 12:01 a.m., Eastern Standard Time, April 1, 2006 (the Effective Date”) and shall have a term of four (4) years.

2.                                                               Miscellaneous

A.            Except as specifically set forth in this Amendment, the Agreement shall remain in full force and effect without modification thereto.

B.            This Amendment may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

C.            This Amendment and all actions arising out of or in connection with this Amendment shall be governed by and construed according to the laws of the State of New York, exclusive of the rules with respect to conflict of laws.

IN WITNESS WHEREOF, the Company and the Reinsurer have caused this Agreement to be executed.

TOWER INSURANCE COMPANY OF NEW YORK

By:	/s/ Francis M. Colalucci
Name:	Francis M. Colalucci
Title:
Date:

TOWER NATIONAL INSURANCE COMPANY

By:	/s/ Francis M. Colalucci
Name:	Francis M. Colalucci
Title:
Date:

CASTLEPOINT REINSURANCE COMPANY, LTD.

By:	/s/ Joel S. Weiner
Name:	Joel S. Weiner
Title:
Date: